UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Earliest Event Reported: July 31, 2006

Commission File Number 333-128060

DATAMEG CORPORATION

(Name of Small Business Issuer in Its Charter)

Delaware	133-134389
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification Number)
9 West Broadway, Suite #214, Boston, MA	02127
(Address of principal executive offices)	(Zip Code)

Issuers telephone number: (617) 699-1919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Event

In its Form 8-K filed on April 20, 2006, the Company announced that Former Director and Chief Executive Andrew Benson canceled his option agreement dated January 1, 2004 for 5 million common shares and forgave any and all cash owed to him under his consulting agreement and otherwise by Datameg in exchange for Datameg amending the exercise price from $.17 to $.10 for his remaining option agreement dated April 17, 2005 for 10 million shares. The Board of Directors so agreed.

The foregoing Agreement has been amended. The amendments to the Agreement are that the option agreement date January 1, 2004 granting Mr. Benson the right to exercise 5 million options to purchase a like number of Datameg commons shares is revived in all terms and conditions except that the option exercise price is reduced from $.20 per share to $.05 per share and the option agreement date April 17, 2005 granting Andrew Benson the right to exercise 10 million options to purchase a like number of Datameg commons shares is canceled and said option agreement shall be destroyed by Datameg Corporation. The Board of Directors so agreed.

Having received and considered a report by outside legal counsel, the Board of Directors of Datameg Corporation directed outside legal counsel to effect the move of the principal office of the Company from Massachusetts to Utah on or before September 29, 2006.

Exhibits Incorporated By Reference:

Form 8-K, filed 04-20-2006

EX-10.9 BENSON OPTION AGREEMENT, SB-2/A filed 02-27-2004

EX-10.2 BENSON MATERIAL CONTRACT, Form 8-K filed 05-04-2005

EX-10.3 BENSON MATERIAL CONTRACT, Form 8-K filed 05-04-2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Datameg Corporation

Date: July 31, 2006	By:	/S/ JAMES MURPHY
James Murphy, Chairman and Chief Executive Officer